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                                                                    EXHIBIT 10.4

                           [LETTERHEAD OF BRIGHTCUBE]

August 23, 2002

Intellect Capital Group, LLC
11111 Santa Monica Blvd.
Suite 650
Los Angeles, CA 90025

Gentlemen:

Brightcube ("Seller") is in need of short-term capital with which to fund operations and provide working capital. Seller represents that a portion of the proceeds from any such capital that may be obtained will be used to release product sufficient to fill two purchase orders from Dupont, which total approximately $65,000 in aggregate. Seller represents that these purchase orders will become valid accounts receivable(s) due to the Seller upon shipment of the goods to Dupont. The resulting accounts receivable(s) and any future accounts receivable(s) to Dupont will hereafter be referred to as the "Security".

Intellect Capital Group, LLC ("ICG") is prepared to advance $62,000 to Seller and in return Seller will assign all proceeds from Security to ICG (the "Sale"). Upon shipment of the said goods to Dupont, Brightcube shall promptly invoice Dupont for the goods with payment instructions as follows:

        Remittance address:
        Brightcube, Inc.
        C/O Intellect Capital Group, LLC
        11111 Santa Monica Blvd.
        Suite 650
        Los Angeles, CA 90025

ICG will have the power of endorsement for any purpose on any and all checks, drafts, money orders, or any other instrument in ICG'S possession and payable to Seller, Seller hereby appoints ICG its agent for said purpose. Security shall be the property of and shall be collected by ICG, but if for any reason any amount(s) thereof should be paid to Seller, Seller shall immediately deliver all such checks or other instruments in kind to ICG. ICG will have an ongoing right to collect all receivables from Dupont until the $62,000 advance described above and the earlier $50,000 loan from June 21, 2002 and interest at 8% per annum is repaid in full. Upon repayment in full, including accrued interest, of these amounts to ICG, Security will no longer be the property of ICG and the power of endorsement described above will be revoked.

In addition, should the goods required to create the Security not be shipped within 30 days of the date of this Loan then the terms of the Loan will become identical to the terms of the June 21, 2002 short term borrowing by Seller from ICG and as described in the July 31, 2002

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Letter Agreement between Seller and ICG. Seller also represents that, regardless of the terms described above, it will use every good effort faith to repay the $62,000 and the $50,000 loan received on June 21, 2000 and applicable accrued interest as soon as cash flow or additional financing permits. ICG acknowledges that ICG already has a security interest in Seller's assets based upon a July
16, 2001 Loan and Security Agreement and as amended on February 18, 2002 and
July 31, 2002 and that none of the terms contained herein will be deemed to violate or conflict with the terms of the Loan and Security Agreement.


SELLER                                      BRIGHTCUBE, INC.
                                            A Nevada corporation



                                            By: /s/ Al Marco

                                            Name: Al Marco

                                            Title: Chief Executive Officer



ICG:                                        INTELLECT CAPITAL GROUP, LLC
                                            A Delaware limited liability company



                                            By:/s/ Terren S. Peizer
                                            Name: Terren S. Peizer

                                            Title: CEO & Chairman